EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TranSwitch Corporation

We consent to the incorporation by reference to the Registration Statement on Form S-8 of TranSwitch Corporation of our report dated March 12, 2008 relating to the consolidated financial statements and related financial statement schedule, and the effectiveness of internal control over financial reporting.

/s/ UHY LLP

New Haven, Connecticut
May 22, 2008